Exhibit 10.35

RELEASE AGREEMENT

                This Agreement (this "Release Agreement") dated as of February 28, 2002 is entered into by and among Procept, Inc. (formerly Pacific Pharmaceuticals, Inc.) ("Procept"), AOI Pharmaceuticals, Inc. (a subsidiary of Access Oncology, Inc.) ("AOIP") and the United States Public Health Services ("PHS") (Procept, AOIP and PHS, collectively, the "Parties").

                WHEREAS, The Penn State Research Foundation ("Foundation"), the University of Chicago ("UC") and PHS are owners of certain patent rights associated with 06-Benzylguanine and/or its derivatives;

                WHEREAS, Foundation executed the following interinstitutional agreements with PHS:  L-094-91/0, executed May 20, 1997 (attached as Exhibit A); and with UC (Arch Foundation) executed (May 16, 1997) (attached as Exhibit B) whereby UC and the Foundation received full power and authority to enter into a license agreement with Procept on or about February 6, 1998 (such license agreement, the "License Agreement" attached as Exhibit C), pursuant to which Procept received an exclusive worldwide license to certain Patent Rights (as defined therein);

                WHEREAS, UC under an agreement with its affiliated corporation, ARCH Development Corporation has the right to license the Licensed Patents and other intellectual property owned by ARCH;

                WHEREAS, Procept has sub-licensed certain of its interests, rights and obligations under the License Agreement to AOIP pursuant to a sublicense agreement entered into by and between Procept and AOIP on or about October 13, 2000 (such sublicense agreement, the "Sublicense Agreement" attached as Appendix D);

                WHEREAS, UC, Foundation and the PHS have agreed to enter into the following interinstitutional agreements ("Interinstitutional Agreements"):  L-086-02/0, executed January 30, 2002; and L-067-02/0, executed January 29, 2002, copies of which are attached hereto as Exhibits E and F and pursuant to which PHS has exclusive licensing rights associated with the Patent Rights;

                WHEREAS, Procept and PHS have executed a revised license agreement dated February 28, 2002, L-068-02/0 ("Revised License Agreement"), to which this Release Agreement is attached regarding the Patent Rights licensed to PHS which Revised License Agreement shall supercede and terminate the terms and conditions of the License Agreement;

                WHEREAS, all of the Parties acknowledge that they will each derive substantial benefit from the Revised License Agreement, the Sublicense Agreement and AOIP’s development efforts thereunder;

                NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

  PHS hereby irrevocably and absolutely releases and forever discharges bath Procept and AOIP, as well as their affiliates, and their respective successors, predecessors, assigns, beneficiaries, executors, trustees, administrators, subrogees, agents, representatives, employees, officers, directors, shareholders, partners, parent corporations, subsidiaries and affiliates (collectively, "Released Parties"), of and from any and all claims, demands, obligations, debts, actions, and causes of action of every nature, character, and description, known or unknown, pursuant to, arising out of, or related to the License Agreement, which PHS now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold against the Released Parties, arising prior to and including the date of this Agreement.

  In the event the Revised License Agreement is terminated owing to a breach by Procept (as determined by a court of competent jurisdiction or specific reference in a settlement of litigation) and AOIP is in good standing under the Sublicense Agreement, PHS will grant a license directly to AOIP on substantially similar terms and conditions as those contained in the Revised License Agreement (such newly granted license, the "New AOIP License").  It is understood and agreed that unless and until such New AOIP License is executed, AOIP shall maintain its exclusive Sublicense to the Patent Rights (as defined in the Sublicense Agreement) in accordance with the Sublicense Agreement.  It is further understood and agreed that the Sublicense Agreement shall terminate upon execution of the New AOIP License.  It is further understood and agreed to by PHS and AOIP that the royalty consideration to be paid to PHS under the terms and conditions of the New AOIP License shall be the same as those terms contained in Appendix C of the Revised License Agreement.

  The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

   This Agreement may be signed in one or more counterparts, each of which is to be considered an original, and taken together as one and the same document.

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                IN WITNESS WHEREOF, the Parties acknowledge by the signatures below of their authorized representatives that they have read this Agreement and understand and agree to be bound by its terms and conditions.

PROCEPT, INC. 369 Lexington Avenue 10th Floor New York, New York 10017 By: Name: Title:	AOI PHARMACEUTICALS, INC. An Access Oncology Company 750 Lexington Avenue New York, New York 10022 By: Name: Title:

UNITED STATES PUBLIC HEALTH SERVICE By: Name: Title: